Exhibit 99.1
[FHLBank Atlanta logo]

News Release
February 21, 2019

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces Preliminary 2018 Year-end Financial Results

ATLANTA, February 21, 2019 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter and year ended December 31, 2018. All numbers reported below for 2018 are approximate until the Bank announces audited financial results in its Form 10-K filing with the Securities and Exchange Commission (SEC), which is expected to be filed on or about March 7, 2019.

The Bank reported net income of $88 million for the fourth quarter of 2018, a decrease of $5 million from net income of $93 million for the fourth quarter of 2017. The decrease in net income for the fourth quarter of 2018 was primarily related to a decrease in interest rates during the quarter, as well as increased personnel costs.The Bank reported net income of $416 million for 2018, an increase of $67 million from net income of $349 million for 2017. The increase in net income for the year ended 2018 was primarily attributable to an increase in interest rates during the year.

As of December 31, 2018, the Bank had total assets of $154.5 billion, an increase of $7.9 billion, or 5.40 percent, from December 31, 2017. The Bank's advances were $108.5 billion as of December 31, 2018, an increase of $6.0 billion, or 5.88 percent, from December 31, 2017. The Bank's retained earnings balance was $2.1 billion as of December 31, 2018, an increase of $107 million, or 5.38 percent, from December 31, 2017. Capital stock was $5.5 billion as of December 31, 2018, an increase of $332 million, or 6.43 percent, from December 31, 2017.

The Bank's 2018 performance resulted in a return on average equity (ROE) of 5.54 percent as compared to 4.97 percent for 2017. The ROE spread to average three-month LIBOR decreased in 2018 compared to 2017, equaling 323 basis points for 2018, as compared to 371 basis points for 2017. As of December 31, 2018, the Bank was in compliance with its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Unaudited)
(Dollars in millions)

	As of December 31,
Statements of Condition	2018	2017
Investments	$44,309	$40,378
Advances	108,462	102,440
Mortgage loans held for portfolio, net	360	435
Total assets	154,476	146,566
Consolidated obligations, net	145,139	137,662
Total capital stock	5,486	5,154
Retained earnings	2,110	2,003
Accumulated other comprehensive income	51	110
Total capital	7,647	7,267
Capital-to-assets ratio (GAAP)	4.95%	4.96%
Capital-to-assets ratio (Regulatory)	4.92%	4.88%

	Three Months Ended December 31,		Years Ended December 31,
Operating Results and Performance Ratios	2018	2017	2018	2017
Net interest income	$152	$122	$561	$157
Net impairment losses recognized in earnings	(2)	—	(3)	(2)
Standby letters of credit fees	6	6	25	26
Other (expense) income	(20)	12	29	343
Total noninterest expense	38	36	150	136
Affordable Housing Program assessments	10	11	46	39
Net income	88	93	416	349
Return on average assets	0.24%	0.26%	0.27%	0.25%
Return on average equity	4.73%	5.16%	5.54%	4.97%

Additional financial information concerning the Bank's results of operation for the most recently completed quarter and year ended December 31, 2018, will be available in the Bank's Form 10-K that the Bank expects to file on or about March 7, 2019, with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.
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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $5.8 billion in Affordable Housing Program funds, assisting more than 865,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation any one or more of the following factors: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; political, national, and world events; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in the Bank’s filings with the SEC, which are available at www.fhlbatl.com and www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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